LETTER AGREEMENT


                                                              September 27, 1999

Worldwide Fiber Inc.
1520 - 1066 West Hasting Street
Vancouver, B.C.

Worldwide Fiber (F.O.T.S.) No.3, Ltd.
1520 - 1066 West Hasting Street
Vancouver, B.C.

Dear Sirs/Mesdames:

                    Re: Transfer for Fiber from Ledcor to WFI

     Reference is made to the Amended and Restated Share Purchase Agreement dated as of September 7, 1999 (the "Share Purchase Agreement") between Ledcor Industries Limited ("LIL"), Ledcor Industries Inc.("LII", and together with LIL, "Ledcor") and Worldwide Fiber Inc. ("WFI") and the Asset Purchase Agreement dated as of September 27, 1999 (the "Asset Purchase Agreement") between LIL, LII and Worldwide Fiber (F.O.T.S.) No. 3, Ltd. ("Newco").

     For the purposes of this letter agreement, all other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Share Purchase Agreement.

     Ledcor, Newco and WFI have agreed to amend certain items of the Share Purchase Agreement and the Asset Purchase Agreement in order to take advantage of certain tax planning and other opportunities not contemplated in the agreements and to confirm the parties understanding with respect to access to the Marine Strands (as defined herein).

     In connection with the foregoing, Ledcor, Newco and WFI have agreed as follows:

     1. With respect to the Share Purchase Agreement, the parties hereto agree as follows:

     (a) LIL and LII hereby authorize and direct WFI to issue 4,500,000 WFI Shares to LIL on the Share Closing, rather than to the Sellers as stated in Section 3.1;

     (b) the representation of Ledcor contained in Section 4.1(f) is hereby amended to read as follows:


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                                      -2-


          "(f) Status of Newco Shares. Subsequent to the Roll-In Transaction and immediately prior to the Share Closing the Newco Shares shall be issued in the name of Ledcor Industries Limited as the registered and beneficial owner thereof with good and marketable title thereto, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, other than rights in favour of the Purchaser pursuant to this Share Purchase Agreement; each of the Sellers has the right, power and authority to enter into this Agreement and Ledcor Industries Limited has the right, power and authority to sell all the Newco Shares on the Share Closing, and the delivery of such Newco Shares by Ledcor Industries Limited to the Purchaser pursuant to the provisions hereof will transfer to the Purchaser valid title thereto, free and clear of all Encumbrances."

     2. With respect to the Asset Purchase Agreement, the parties hereto agree as follows:

     (a) The Purchase Price shall be allocated as agreed between Newco, LIL and LII, within 20 days of the date hereof :

          The value of the assumed commitment in the Build Agreements to supply 12 fiber strands between Portland and Los Angeles to fONOROLA (the "Portland-Los Angeles Build Obligation") shall be US$30,000,000.

          Ledcor and Newco, in filing their respective Canadian and United States income tax returns, will use the allocations of the Purchase Price and the value of the Portland-Los Angeles Build Operation as set forth above.

     (b) LIL and Newco will each execute a GST closely related corporation election under the Excise Tax Act (Canada) with respect to the sale and purchase of the Fiber Assets.

     (c) LIL and Newco will, if requested in writing by either LIL or Newco, each execute an election under section 22 of the Income Tax Act (Canada) as to the sale of any accounts receivable of LIL purchased under the Asset Purchase Agreement, will designate therein the applicable portion of the Purchase Price as the consideration paid by Newco there-


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                                      -3-


          for and will each file such election with Revenue Canada forthwith after the Closing Date.

     (d) LIL and LII hereby authorize and direct Newco to issue one (1) share certificate representing 999 Newco Common Shares to LIL rather than to Ledcor as stated in Section 4.

     (e)  Section 1.1(c) is hereby amended to read as follows:

          "(c) "Assumed Contracts" means those agreements which are specified in
               Exhibit 2 to this Agreement together with the Build Agreements;"

     (f) Notwithstanding the definition of Fiber Assets as found in Section 1.1(h) of the Asset Purchase Agreement, neither the Fiber Assets nor the Purchased Strands (including for the purposes of the Assignment and Assumption Agreements) shall include the fiber optic strands which are part of an underwater cable in the marine build identified in
          Exhibit 1 to the Asset Purchase Agreement as
          "Vancouver-Victoria-Seattle (Marine)" (the "Marine Strands") or any Underlying Rights for the Marine Strands. As a result, the reference to the Marine Strands in Exhibit 1 to the Asset Purchase Agreement is hereby deleted. The parties further agree that Section 2 is hereby amended to read as follows:

          "2.  Purchase and Sale

               On Closing Ledcor shall transfer to Newco the Fiber Assets free and clear of all liens, charges and encumbrances save for the Permitted Encumbrances and grant indefeasible rights of use ("IRU's") to Newco in respect of the submarine strands (the "Marine Strands") that connect the terrestrial portions of the fiber optic network from Vancouver, B.C. to Victoria, B.C. to Seattle, Washington which terrestrial strands are identified on Exhibit 1 attached hereto and Newco shall purchase such Fiber Assets and IRU's for an aggregate purchase price of $75,000,000 (U.S.) in accordance with the terms and conditions set out in this Purchase Agreement."

     (g) With respect to Section 10.1(a), (i) LIL shall execute and deliver a Bill of Sale for the Purchased Strands (as such term is amended by paragraph (e) above) located in Canada as identified by the parties in a schedule attached to such Bill of Sale; and (ii) LII and LIL shall execute


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                                      -4-


          and deliver a Bill of Sale for the Purchased Strands (as such term is amended by paragraph (e) above) located in the United States as identified by the parties in a schedule attached to such Bill of Sale.

     (h) With respect to Section 10.1(a), (i) LIL shall execute and deliver an Assignment and Assumption Agreement for the Assumed Contracts relating to the Fiber Assets (as such term is amended by paragraph (e) above) in Canada as identified by the parties in a schedule attached to such Assignment and Assumption Agreement; and (ii) LII shall execute and deliver an Assignment and Assumption Agreement for the Assumed Contracts relating to the Fiber Assets (as such term is amended by paragraph (e) above) in the United States as identified by the parties in a schedule attached to such Assignment and Assumption Agreement.

     (i) The certificates referred to in Section 10.1(c) and Section 10.2(c) are not required to be delivered as the Asset Purchase Agreement is dated the day of Closing.

     (j) On Closing, (i) LIL shall execute and deliver an IRU with respect to the Marine Strands located in Canada as identified by the parties in a schedule attached to such IRU; and (ii) LII and LIL shall execute and deliver an IRU with respect to the Marine Strands located in the United States as identified by the parties in a schedule attached to such IRU. Such IRU's shall provide for the ultimate transfer of the Marine Strands to Newco, an option to acquire the Marine Strands at any time subject to certain indemnification obligations of Newco, and the granting of a collateral security interest in the Marine Strands only to secure such option rights. As required by Section 7.1(b) of the Share Purchase Agreement, WFI hereby consents to the granting of such security interest and related registrations. If requested by Newco, acting reasonably, LIL and LII shall grant a separate security agreement, in a form acceptable to LIL and LII, acting reasonably, to Newco to grant a security interest in the assets described in the IRU's as being the collateral, and shall execute and deliver such additional documents, instruments and other assurances as may be reasonably requested by Newco, in forms acceptable to LIL and LII, acting reasonably.

     (k) Notwithstanding Section 9, Ledcor shall cause the tangible Fiber Assets to be adequately insured up to day on which WFI obtains insurance policies (the "Replacement Policies") with respect to the tangible Fiber Assets. WFI agrees to obtain the Replacement Policies as soon as rea-


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                                      -5-


          sonably practicable after Closing but in no event later than 90 days after Closing after which time Ledcor may cancel its policies (the "Policies") as they relate to the tangible Fiber Assets. WFI agrees to reimburse Ledcor for any premiums incurred by Ledcor under the Policies allocated to the tangible Fiber Assets for the period following Closing until WFI obtains the Replacement Policies or Ledcor cancels the Policies in accordance herewith, which ever is earlier.

     (l) As required by Exhibit 4 of the Asset Purchase Agreement, WFI confirms that it has consented to the terms of the restrictions on transfer of the Newco Common Shares which are contained in the constating documents of Newco, copies of which WFI acknowledges having received and reviewed.

     3. Pursuant to the terms of the Asset Purchase Agreement, (a) LIL hereby transfers to Newco any and all beneficial interests it holds in the land in Rocky Inlet (Ontario) and Pefferlaw (Ontario), and (b) LII and LIL hereby transfer to Newco any and all beneficial interests held by them in the land at Point Roberts (State of Washington) and Whidbey Island (State of Washington), for the purposes of installing certain communications shelters forming part of the Fiber Assets. Each of LII and LIL covenants to execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required by Newco after Closing to transfer any and all legal interest in such land to Newco.

     4. Ledcor undertakes and agrees with Newco that all warranties and guarantees from material suppliers, equipment makers or subcontractors are hereby extended to include Newco as a beneficiary thereof (as may be permitted by such underlying agreements) to the extent of Newco's interest in the Fiber Assets.

     5. Newco further agrees that in order to assist LIL and LII to preserve any remedy, right or defence which LIL or LII could have sought, asserted or claimed as a party to an Assumed Contract, Newco shall comply with any reasonable request made by LIL or LII in the furtherance of the seeking of such a remedy, assertion of such a right or claiming of such a defence and, at LIL's or LII's, as the case may be, expense, Newco shall cooperate with LIL or LII in the enforcement of such a remedy or right. Notwithstanding the foregoing, Newco shall not be obligated to perform any act which would materially prejudice Newco.

     6. Except as amended hereby, the parties confirm and agree that the Share Purchase Agreement and the Asset Purchase Agreement continue in full force and effect.

     7. This letter agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.


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                                      -6-


     8. This letter agreement, the Share Purchase Agreement and the Asset Purchase Agreement, along with the other agreements and documents referred to herein and therein, constitute the entire agreement between the parties with respect to the subject matter hereof. If there is any conflict or inconsistency between the provisions of this letter agreement and the provisions of the Share Purchase Agreement and the Asset Purchase Agreement, the rights and obligations of the parties shall be governed by the provisions of this letter agreement. No amendment or variation of this letter agreement shall be valid or binding unless set forth in writing duly executed by the parties hereto.

     9. Save as specifically provided in the Share Purchase Agreement with respect to Newco designating affiliates who may acquire all or some of the Fiber Assets, neither party may assign their rights or obligations pursuant to this letter agreement without the prior written consent of the other, not to be unreasonably withheld or delayed. This letter agreement shall enure to the benefit of and be binding upon the parties hereto and their respective administrators, successors and permitted assigns.

     10. From time to time subsequent to the date hereof the parties shall execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to carry out the intent and effect of this letter agreement.

     11. This letter agreement and any amendment, supplement, restatement or termination of any provision of this letter agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

     12. This letter agreement may be executed by facsimile and the facsimile execution pages will be binding upon the executing party to the same extent as the original executed pages. The executing party covenants to provide originals of the facsimile execution pages for insertion into the original letter agreement in place of the facsimile pages.

     If you are in agreement with the terms and conditions contained herein, it would be appreciated if you would execute a copy of this letter agreement in the space provided below and return a copy to us.

                            Yours very truly,

                            LEDCOR INDUSTRIES LIMITED



                            Per:
                                 -------------------------------------


                            LEDCOR INDUSTRIES INC.


                            Per:
                                 -------------------------------------



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     Each of the undersigned accepts the terms and conditions set forth above and agrees to act in accordance with the terms of this letter agreement with effect from the date noted below.

     Dated this 27th day of September, 1999.

                            WORLDWIDE FIBER INC.


                            Per:
                                 -------------------------------------


                            WORLDWIDE FIBER (F.O.T.S.) NO. 3, LTD.


                            Per:
                                 -------------------------------------